Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for the Third Quarter of 2010
— Company Posts Non-GAAP EPS of $0.57, 19% Higher than in the Prior Year Period, and GAAP EPS of $0.56 —
— Total Revenues Increase 8% Versus Prior Year Period, to $132.6 Million,
Driven by Blood Screening, Women’s Health and Prodesse Products —
— Strong Cash Generation Continues, with $36.5 Million of Free Cash Flow in Quarter —
SAN DIEGO, CA, October 28, 2010 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the third quarter of 2010, highlighted by 19% growth in non-GAAP earnings per share (EPS) and 8% growth in product sales and total revenues.
“Gen-Probe’s third quarter financial results demonstrate our ability to generate solid top- and bottom-line growth in the face of challenging business conditions,” said Carl Hull, the Company’s president and chief executive officer. “In addition, the major R&D initiatives that we expect to reinvigorate product sales growth remain on track, with four US regulatory filings already complete this year and our APTIMA® HPV submission anticipated in the next month.”
Key financial results for the third quarter of 2010 were ($ in millions, except EPS):

	Non-GAAP				GAAP
	2010	2009	Change		2010	2009	Change

Product sales	$128.3	$119.0	+	8%	$128.3	$119.0	+	8%
Total revenues	$132.6	$122.7	+	8%	$132.6	$122.7	+	8%
Operating profit	$38.4	$31.3	+	23%	$35.4	$29.0	+	22%
Net income	$28.1	$23.8	+	18%	$27.4	$22.2	+	23%
EPS	$0.57	$0.48	+	19%	$0.56	$0.44	+	27%
Revenue Detail
“Third quarter product sales were about one percent shy of our expectations from last quarter, as the cumulative effect of macroeconomic headwinds finally weighed on overall testing volumes,” Hull said. “At the same time, we continue to out-grow our domestic and international markets, and our competitive positions, market shares and pricing are solid.”
Clinical diagnostics sales growth in the third quarter of 2010 was driven by the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea, and by Prodesse products, which were not part of Gen-Probe in the prior year period. Compared to the prior year period, foreign exchange fluctuations reduced clinical diagnostics sales by an estimated $0.5 million, or less than 1%.

Blood screening sales grew solidly based on:
•	Increased sales of the PROCLEIX® ULTRIO® assay.

•	Increased sales of TIGRIS® instruments to Novartis, the Company’s blood screening collaboration partner.

•	The contractual increase in the share of revenues Gen-Probe receives under its collaboration with Novartis.
Compared to the prior year period, foreign exchange fluctuations reduced blood screening sales by an estimated $1.0 million, or 2%.
Sales of research products and services in the third quarter of 2010 declined mainly due to the divestiture of the BioKits food testing business late in 2009, and foreign exchange fluctuations.
Third quarter product sales were ($ in millions):

	Three Months Ended Sept. 30,		Change
	2010	2009	As Reported	Constant Currency

Clinical Diagnostics	$74.9	$69.6	+8%	+8%
Blood Screening	$50.3	$45.4	+11%	+13%
Research Products and Services	$3.1	$3.9	-21%	-16%

Total Product Sales	$128.3	$119.0	+8%	+9%
Collaborative research revenues in the third quarter of 2010 were $3.4 million, compared to $2.0 million in the prior year period, an increase of 70% that resulted primarily from increased funding from Novartis associated with the development of the fully automated PANTHER™ instrument for the blood screening market.
Royalty and license revenues in the third quarter of 2010 were $0.8 million, compared to $1.8 million in the prior year period, a decrease of 56%. This decrease resulted primarily from lower royalties received from Novartis.
Expense Detail
Gross margin on product sales in the third quarter of 2010 was 67.2% on a non-GAAP basis, compared to 69.5% in the prior year period. This decrease resulted mainly from increased sales of low-margin instruments, which are generally a precursor to future assay sales, and from lower margins in the blood screening and acquired Tepnel businesses that were caused in part by unfavorable foreign exchange rates. On a GAAP basis, including $0.1 million of acquisition-related depreciation expense, gross margin on product sales was 67.2% in the third quarter of 2010, compared to 69.4% in the prior year period.
On a GAAP basis, acquisition-related amortization expenses were $2.2 million in the third quarter of 2010, compared to $1.1 million in the prior year period, an increase of 100% that resulted mainly from the October 2009 acquisition of Prodesse and its related intangible assets.
Research and development (R&D) expenses in the third quarter of 2010 were $27.4 million, similar to $27.5 million in the prior year period.
Marketing and sales expenses in the third quarter of 2010 were $13.9 million, compared to $13.5 million in the prior year period, an increase of 3% that resulted primarily from European sales force expansion and market development efforts.

General and administrative (G&A) expenses in the third quarter of 2010 were $10.8 million on a non-GAAP basis, compared to $14.2 million in the prior year period, a decrease of 24%. This decrease resulted primarily from the receipt of a $2.9 million arbitration award from Qiagen, which covered attorneys’ fees and costs related to the companies’ HPV dispute. On a GAAP basis, including transaction-related costs, G&A expenses were $11.5 million in the third quarter of 2010, compared to $15.2 million in the prior year period, a decrease of 24%.
Total other income in the third quarter of 2010 was $2.9 million on a non-GAAP basis, compared to $4.3 million in the prior year period, a decrease of 33% that resulted primarily from lower realized gains from the sale of marketable securities, lower yields on the Company’s municipal bond portfolio, and lower investment balances due to share repurchases, the acquisition of Prodesse, and the investment in Pacific Biosciences. On a GAAP basis, including a $1.5 million non-cash gain on a change in the fair value of contingent consideration, total other income was $4.4 million in the third quarter of 2010.
Income tax expense in the third quarter of 2010 was $13.2 million on a non-GAAP basis, corresponding to a tax rate of 32%. Income tax expense benefited from an expired statute of limitations for past tax returns and a true-up related to the prior year returns. On a GAAP basis, including adjustments to contingent consideration that largely are not taxable, income tax expense was $12.4 million in the third quarter of 2010, corresponding to a tax rate of 31%.
In the third quarter of 2010, Gen-Probe generated net cash of $44.0 million from operating activities, and spent $7.5 million on property, plant and equipment, leading to free cash flow of $36.5 million. The Company repurchased approximately 776,300 shares of its stock in the third quarter for $35.8 million.
Gen-Probe continues to have a strong balance sheet. As of September 30, 2010, the Company had $467.5 million of cash, cash equivalents and marketable securities, and $240.2 million of short-term debt. The Company pays interest on substantially all this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which has been below 0.3%.
Updated 2010 Financial Guidance

	Current	Previous	Current	Previous
	Guidance	Guidance	Guidance	Guidance
	(non-GAAP)	(non-GAAP)	(GAAP)	(GAAP)

Total revenues	$541 to $546 million	$545 to $562 million	$541 to $546 million	$545 to $562 million
Product gross margins	~ 67.5%	~ 68%	~ 67.5%	~ 68%
Acquisition-related amortization and other transaction expense	N/A	N/A	$10.5 to $11.0 million	$10.5 to $11.5 million
Fair value adjustment of acquisition-related contingent consideration	N/A	N/A	$7.5 million	$5.5 million
Operating margin	~ 27%	27% to 28%	~ 25%	25% to 26%
Tax rate	~ 33%	~ 34%	~ 32%	~ 35%
Diluted shares	~ 49 million	~ 49 million	~ 49 million	~ 49 million
EPS	$2.12 to $2.15	$2.12 to $2.25	$2.11 to $2.14	$2.07 to $2.20

Notes on Presentation
In this press release, all per share amounts are calculated on a fully diluted basis. Some totals may not foot due to rounding. Certain prior year amounts have been changed to conform to the current year presentation under ASC 260. Estimates of “constant currency” growth exclude currency fluctuations associated with revenue from Prodesse, which was not part of Gen-Probe in the third quarter of 2009.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the third quarter of 2010 and its updated 2010 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating margin, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses and adjustments that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.
Webcast Conference Call
A live webcast of Gen-Probe’s third quarter 2010 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 866-419-2889 for domestic callers and 203-369-0767 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe has approximately 27 years of expertise in nucleic acid testing (NAT), and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,300 people. For more information, go to www.gen-probe.com.

Trademarks
APTIMA, APTIMA COMBO 2, TIGRIS and PANTHER are trademarks of Gen-Probe. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2010 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2010 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel and Prodesse, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER instrument system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $20 and $17 at September 30, 2010 and December 31, 2009, respectively	$149,060	$82,616
Marketable securities	273,503	402,990
Trade accounts receivable, net of allowance for doubtful accounts of $316 and $516 at September 30, 2010 and December 31, 2009, respectively	57,306	55,305
Accounts receivable — other	4,624	4,707
Inventories	60,826	61,071
Deferred income tax	15,615	13,959
Prepaid income tax	—	7,317
Prepaid expenses	11,667	14,526
Other current assets	4,036	4,708

Total current assets	576,637	647,199

Marketable securities, net of current portion	44,889	15,472
Property, plant and equipment, net	157,645	157,437
Capitalized software, net	12,690	12,560
Goodwill	122,500	122,680
Purchased intangibles, net	101,257	108,015
License, manufacturing access fees and other assets, net	112,686	64,822

Total assets	$1,128,304	$1,128,185

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,667	$20,455
Accrued salaries and employee benefits	20,845	24,775
Other accrued expenses	14,224	24,755
Income tax payable	2,167	—
Short-term borrowings	240,228	240,127
Deferred revenue	1,690	3,527

Total current liabilities	292,821	313,639

Non-current income tax payable	6,198	5,958
Deferred income tax	21,042	23,220
Deferred revenue, net of current portion	2,219	1,978
Other long-term liabilities	6,457	16,215

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 48,086,123 and 49,143,798 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	5	5
Additional paid-in capital	197,123	242,615
Accumulated other comprehensive income	2,801	4,616
Retained earnings	599,638	519,939

Total stockholders’ equity	799,567	767,175

Total liabilities and stockholders’ equity	$1,128,304	$1,128,185

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Product sales	$128,313	$118,951	$391,616	$348,289
Collaborative research revenue	3,405	2,000	10,810	5,862
Royalty and license revenue	847	1,753	4,207	5,281

Total revenues	132,565	122,704	406,633	359,432

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	42,146	36,345	129,118	107,939
Acquisition-related intangible amortization	2,201	1,136	6,616	2,250
Research and development	27,433	27,475	84,218	78,542
Marketing and sales	13,872	13,477	44,476	38,547
General and administrative	11,510	15,234	41,208	46,903

Total operating expenses	97,162	93,667	305,636	274,181

Income from operations	35,403	29,037	100,997	85,251
Other income/(expense):
Investment and interest income	3,197	4,676	10,364	19,680
Interest expense	(586)	(588)	(1,681)	(1,465)
Gain on contingent consideration	1,513	—	7,595	—
Other income/(expense), net	267	210	(82)	(827)

Total other income, net	4,391	4,298	16,196	17,388

Income before income tax	39,794	33,335	117,193	102,639

Income tax expense	12,398	11,139	37,494	34,881

Net income	$27,396	$22,196	$79,699	$67,758

Net income per share:
Basic	$0.57	$0.45	$1.63	$1.33

Diluted	$0.56	$0.44	$1.61	$1.31

Weighted average shares outstanding:
Basic	48,254	49,343	48,796	50,848

Diluted	48,679	49,865	49,257	51,482

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$128,313	$—	$128,313	$118,951	$—	$118,951
Collaborative research revenue	3,405	—	3,405	2,000	—	2,000
Royalty and license revenue	847	—	847	1,753	—	1,753

Total revenues	132,565	—	132,565	122,704	—	122,704

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	42,057	89	42,146	36,252	93	36,345
Acquisition-related intangible amortization	—	2,201	2,201	—	1,136	1,136
Research and development	27,433	—	27,433	27,475	—	27,475
Marketing and sales	13,872	—	13,872	13,477	—	13,477
General and administrative	10,818	692	11,510	14,155	1,079	15,234

Total operating expenses	94,180	2,982	97,162	91,359	2,308	93,667

Income from operations	38,385	(2,982)	35,403	31,345	(2,308)	29,037
Other income/(expense):
Investment and interest income	3,197	—	3,197	4,676	—	4,676
Interest expense	(586)	—	(586)	(588)	—	(588)
Gain on contingent consideration	—	1,513	1,513	—		—
Other income, net	267	—	267	210	—	210

Total other income, net	2,878	1,513	4,391	4,298	—	4,298

Income before income tax	41,263	(1,469)	39,794	35,643	(2,308)	33,335

Income tax expense	13,189	(791)	12,398	11,864	(725)	11,139

Net income	$28,074	$(678)	$27,396	$23,779	$(1,583)	$22,196

Net income per share:
Basic	$0.58	$(0.01)	$0.57	$0.48	$(0.03)	$0.45

Diluted	$0.57	$(0.01)	$0.56	$0.48	$(0.04)	$0.44

Weighted average shares outstanding:
Basic	48,254	—	48,254	49,343	—	49,343

Diluted	48,679	—	48,679	49,865	—	49,865

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$391,616	$—	$391,616	$348,289	$—	$348,289
Collaborative research revenue	10,810	—	10,810	5,862	—	5,862
Royalty and license revenue	4,207	—	4,207	5,281	—	5,281

Total revenues	406,633	—	406,633	359,432	—	359,432

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	128,848	270	129,118	107,756	183	107,939
Acquisition-related intangible amortization	—	6,616	6,616	—	2,250	2,250
Research and development	84,218	—	84,218	78,542	—	78,542
Marketing and sales	44,476	—	44,476	38,547	—	38,547
General and administrative	39,820	1,388	41,208	41,018	5,885	46,903

Total operating expenses	297,362	8,274	305,636	265,863	8,318	274,181

Income from operations	109,271	(8,274)	100,997	93,569	(8,318)	85,251
Other income/(expense):
Investment and interest income	10,364	—	10,364	19,680	—	19,680
Interest expense	(1,681)	—	(1,681)	(1,465)	—	(1,465)
Gain on contingent consideration	—	7,595	7,595	—	—	—
Other expense, net	(82)	—	(82)	(827)	—	(827)

Total other income, net	8,601	7,595	16,196	17,388	—	17,388

Income before income tax	117,872	(679)	117,193	110,957	(8,318)	102,639

Income tax expense	39,866	(2,372)	37,494	36,934	(2,053)	34,881

Net income	$78,006	$1,693	$79,699	$74,023	$(6,265)	$67,758

Net income per share:
Basic	$1.59	$0.04	$1.63	$1.45	$(0.12)	$1.33

Diluted	$1.58	$0.03	$1.61	$1.43	$(0.12)	$1.31

Weighted average shares outstanding:
Basic	48,796	—	48,796	50,848	—	50,848

Diluted	49,257	—	49,257	51,482	—	51,482

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Operating activities:
Net income	$79,699	$67,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,111	29,468
Amortization of premiums on investments, net of accretion of discounts	6,819	4,050
Stock-based compensation	18,538	17,743
Excess tax benefit from employee stock-based compensation	(891)	(1,186)
Deferred revenue	(1,528)	(249)
Deferred income tax	(3,708)	(1,318)
Gain on contingent consideration	(7,595)	—
Loss on disposal of property and equipment	603	82
Changes in assets and liabilities:
Trade and other accounts receivable	(2,127)	(4,379)
Inventories	204	2,325
Prepaid expenses	2,861	(1,675)
Other current assets	877	2,156
Goodwill	—	856
Other long-term assets	(353)	(3,608)
Accounts payable	(6,177)	(2,985)
Accrued salaries and employee benefits	(3,884)	1
Other accrued expenses	(2,230)	1,672
Income tax payable	10,863	(4,718)
Other long-term liabilities	(268)	733

Net cash provided by operating activities	125,814	106,726

Investing activities:
Proceeds from sales and maturities of marketable securities	404,350	410,700
Purchases of marketable securities	(311,450)	(338,976)
Proceeds from sale of property, plant and equipment	23	—
Purchases of property, plant and equipment	(22,090)	(22,284)
Purchase of capitalized software	(2,081)	(576)
Purchases of intangible assets, including licenses and manufacturing access fees	(1,639)	(918)
Net cash paid for business combinations	—	(123,713)
Cash paid for investment in Pacific Biosciences	(50,000)	—
Cash paid for investment in DiagnoCure and related license fees	(500)	(5,500)
Other	(1,007)	(175)

Net cash provided by (used in) investing activities	15,606	(81,442)

Financing activities:
Repurchase and retirement of common stock	(88,079)	(174,847)
Proceeds from issuance of common stock and employee stock purchase plan	24,699	5,961
Payment of contingent consideration	(10,000)	—
Repurchase and retirement of restricted stock for payment of taxes	(1,252)	(923)
Excess tax benefit from employee stock-based compensation	891	1,186
Borrowings, net	—	238,450

Net cash (used in) provided by financing activities	(73,741)	69,827

Effect of exchange rate changes on cash and cash equivalents	(1,235)	1,506

Net increase in cash and cash equivalents	66,444	96,617
Cash and cash equivalents at the beginning of period	82,616	60,122

Cash and cash equivalents at the end of period	$149,060	$156,739